Exhibit (h)(5)
COMPLIANCE ADMINISTRATION AGREEMENT

THIS AGREEMENT is made as of July 2, 2004 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“BBH& Co.” or the “Compliance Administrator”) and BAILARD, BIEHL & KAISER OPPORTUNITY FUND GROUP, INC., a Maryland corporation (the “Fund”).
WHEREAS, the Fund has requested that BBH&Co. provide various compliance administration services to the Fund for the purpose of assisting the Fund in its compliance program required by Rule 38a-1 under the Investment Company Act of 1940 (“Rule 38a-1”) and BBH&Co. is willing to provide such services to the Fund.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.    Appointment of Compliance Administrator. The Fund hereby employs and appoints BBH&Co. as its Compliance Administrator to act on the terms set forth in this Agreement, and the Compliance Administrator accepts such appointment.

2.  Delivery of Documents. The Fund shall deliver all of its written policies and procedures including, but not limited to, those approved by the Fund’s Board of Directors and those in its possession of its investment adviser, principal underwriter and transfer agent (the Fund’s “Service Providers”), together with any periodic updates thereto, to the Compliance Administrator. The Fund will use reasonable efforts to obtain such policies and procedures from its investment advisor, principal underwriter and transfer agent. The Fund shall deliver such other documents as may from time to time be reasonably requested by the Compliance Administrator in the performance of its duties under this Agreement.

3.    Description of Services. The Compliance Administrator shall perform the services set forth on Exhibits A and A-1 hereto (the “Services”), which Services shall be separate and distinct from the services provided by BBH&Co. pursuant to the Administration Agreement dated as of June 1, 2002, as amended by and between the Fund and BBH&Co. (the “Agreement”).

4.    Expenses and Compensation. The Fund agrees to pay the Compliance Administrator for its Services rendered and facilities furnished pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by the Fund and the Compliance Administrator. In addition to such fee, the Compliance Administrator shall bill the Fund separately for any out-of-pocket disbursements of the Compliance Administrator. Out-of-pocket disbursements shall include, but shall not be limited to, postage, including courier services; telephone; telecommunications; printing, duplicating and photocopying charges; forms and supplies; filing fees; legal expenses approved by the Fund in advance; and travel expenses. The foregoing fees and disbursements shall be billed to the Fund by the Compliance Administrator and shall be paid promptly by wire transfer or other appropriate means to the Compliance Administrator.

5.    Standard of Care.    The Compliance Administrator shall be responsible for exercising reasonable care in fulfilling its duties hereunder, provided that the Compliance Administrator shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction. In the event that the Fund, in its reasonable opinion, determines that the Compliance Administrator has failed to provide such standard of Services, the Fund shall provide timely notice to the Compliance Administrator of such determination, and the Compliance Administrator’s responsibility and liability therefor shall be limited solely to re-performance of the Services.
Without limiting the foregoing, the Compliance Administrator shall not be held accountable or liable to the Fund, any shareholder or former shareholder thereof, or any other person if the Compliance Administrator is unable to perform its responsibilities under this Agreement in accordance with the standards set forth herein as a result of (i) the Compliance Administrator's failure to receive timely and suitable notification or information concerning the Fund’s policies and procedures and activities thereunder or those of its Service Providers, or (ii) any errors in the Services based upon or arising out of information received by the Compliance Administrator from a source which the Compliance Administrator was authorized pursuant to Exhibit B hereto to rely upon or such other third party sources as instructed by the Fund from time to time, or (iii) relevant information known to the Fund (other than changes to applicable Federal law or regulations) which would impact the Services but which is not communicated by the Fund or a service provider to the Compliance Administrator. The Fund hereby acknowledges and agrees that the Compliance Administrator shall not guarantee and make no warranties whatsoever, with respect to the sources referenced above and to the accuracy or completeness of their information. Exhibit B may be amended from time to time as mutually agreed by the parties hereto.
6.    Limitation of Liability.

(a)  Notwithstanding anything in this Agreement to the contrary and without prejudice to the provisions set forth in Paragraph 5 (i) in no event shall the aggregate liability (“Aggregate Liability”) of the Compliance Administrator during each calendar year throughout the term of this Agreement exceed the total fees paid by the Fund to the Compliance Administrator during such calendar year, and (ii) the Compliance Administrator and the Fund agree that any amount which the Compliance Administrator may agree to pay in response to a claim by the Fund for recovery of losses, costs, damages or expenses resulting from the Compliance Administrator’s provision of the Services herein described (a “Payment”), shall be applied to the calculation of the Aggregate Liability whether or not the Compliance Administrator acknowledges liability therefor under Sections 5 or 6 hereof.

(b)    The Compliance Administrator shall not be held liable for any Service Provider to the Fund other than the Compliance Administrator (subject to the provisions of Section 5 and this Section 6) or any event beyond its control, and in no event shall the Compliance Administrator be responsible for any consequential or indirect damages, loss of profits, damage to reputation or business or any other special damages arising under or by reason of any provision of this Agreement or for any act or omission hereunder.

(c)    In no event shall the Compliance Administrator be responsible for providing investment management services or advice or legal advice under this Agreement, nor shall the Compliance Advisor be liable for the investment management services and advice received by the Fund from its investment adviser or the legal advice received by the Fund from its counsel or other legal counsel.

(d)    The Compliance Administrator shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers. The Compliance Administrator shall also incur no liability under this Agreement if the Compliance Administrator or any agent or entity utilized by the Compliance Administrator shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its control.
(e)    The Fund, solely out of the assets of the applicable series of the Fund, hereby agrees to indemnify the Compliance Administrator against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of its obligations and duties under this Agreement, not resulting from the willful malfeasance, bad faith or negligence of the Compliance Administrator in the performance of such obligations and duties. Subject to the limitations set forth in Section 6 hereof, the Compliance Administrator hereby agrees to indemnify the Fund against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from the willful malfeasance, bad faith or negligence of the Compliance Administrator in the performance of its obligations and duties hereunder.
(f)    The Fund shall review the Services performed by the Compliance Administrator under this Agreement promptly and periodically and shall notify the Compliance Administrator of any improper performance, discrepancy or error therein. Unless the Fund provides notice of any such discrepancy or error within a reasonable time after such Services are performed, the Services shall be deemed to have met the duties and standards set forth herein.

(g)    Without limiting the generality of any of the foregoing provisions, in no event shall the Compliance Administrator be liable for any taxes, penalties, fines, costs, charges or fees imposed on the Fund in connection with the services hereunder, except directly resulting from the Compliance Administrator’s negligence, willful malfeasance or bad faith in the performance of its obligations and duties hereunder, and provided further that any such liability of the Compliance Administrator shall be subject to the limitations set forth in this Section 6.

7.    Reliance by the Compliance Administrator on Opinions of Counsel, Certified Public Accountants and the Fund’s Treasurer and Chief Compliance Officer.

         (a)    The Compliance Administrator may consult with its counsel, the Fund’s counsel or the counsel to the Directors who are not interested persons of the Fund (“Independent Trustee Counsel”), if any, in any case where so doing appears to the Compliance Administrator to be necessary or desirable, provided however, such Fund counsel and Independent Trustee Counsel shall not be obligated to consult with or provide assistance to the Compliance Administrator The Compliance Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting reasonably and in good faith upon the advice of its counsel, the Fund's counsel or Independent Trustee Counsel.
(b)    The Compliance Administrator may consult with a certified public accountant or the Fund's Treasurer in any case where so doing appears to the Compliance Administrator to be necessary or desirable. The Compliance Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting reasonably and in good faith upon the advice of such certified public accountant or of the Fund's Treasurer.

(c)     The Compliance Administrator may and will consult with the Fund’s Chief Compliance Officer in any case where so doing appears to the Compliance Administrator to be necessary or desirable. The Compliance Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting reasonably and in good faith upon the advice of the Fund’s Chief Compliance Officer.

8.  Use of Compliance Administrator’s Work/Records. Reports, recommendations, specifications, drawings, technical data, sketches, and any information prepared or furnished by the Compliance Administrator to the Fund shall be the property of the Fund and may be used by the Fund as the Fund deems appropriate. Without limiting the foregoing, the Fund reserves the right to have its auditors and/or legal advisors review the Compliance Administrator’s work and the Compliance Administrator hereby agrees to cooperate with such auditors and legal advisors in such review. In no event shall the Compliance Administrator be responsible for maintaining or preserving any records of the Fund pursuant to Section 31 and Rules 31a-1 and 31a-2 of the Investment Company Act of 1940 unless otherwise agreed in writing by both parties to this Agreement.

9.  Confidential and Proprietary Information.

(a)    Confidential or proprietary information which is disclosed by either party to the other for the purpose of performing the Services under this Agreement shall be protected by the receiving party in the same manner and with the same degree of care that the receiving party uses to protect its own confidential or proprietary information. However, neither party shall be required to keep confidential any information which is or becomes publicly available, is already in that party's possession at the time of disclosure by the other party, is independently developed by that party outside of the scope of this Agreement, or is rightfully obtained from third parties.

(b)    This Section 9 shall survive the termination of this Agreement.

10.  Independent Contractor; Subcontracting. The Compliance Administrator and the Fund intend that an independent contractor relationship be created by this Agreement, and nothing herein shall be construed as creating an employer/employee relationship, partnership, joint venture, or other business group or concerted action. The Compliance Administrator at no time shall hold itself out as an agent, subsidiary or affiliate of Fund for any purpose, including reporting to any governmental authority, and shall have no authority to bind the Fund to any obligation. The Compliance Administrator shall not enter into a subcontract agreement without the Fund’s prior written consent.

11.  Use of Company's Name. In connection with this Agreement, each party agrees not to use the other party’s name in any form of publicity, or to release to the public any information relating to the Service to be performed hereunder, or to otherwise disclose or advertise that the other party has entered into this Agreement, except with the specific prior approval in writing of the other party hereto.

12.  Nonsolicitation. The Fund and the Compliance Administrator agree not to solicit for hire the employees of the other during the term of this Agreement, or for a period of six (6) months after the termination of this Agreement.

13.    Termination of Agreement.

(a) This Agreement shall continue in full force and effect until terminated by the Compliance Administrator or the Fund by an instrument in writing delivered or mailed, postage prepaid, to the other party, such termination to take effect not sooner than ninety (90) calendar days after the date of such delivery or mailing. Notwithstanding the foregoing provision, either party may terminate this Agreement for cause, which termination shall be effective upon receipt of written notice by the non-terminating party. In the event a termination notice is given by a party hereto, all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the series of the Fund for which Services shall cease to be performed hereunder. The Compliance Administrator shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.
Notwithstanding anything in the foregoing provisions of this clause, if it appears impracticable in the circumstances to effect an orderly delivery of the necessary and appropriate records of the Compliance Administrator to a successor within the time specified in the notice of termination as aforesaid, the Compliance Administrator and the Fund agree that this Agreement shall remain in full force and effect for such reasonable period as may be required to complete necessary arrangements with a successor.
(b)    This Section 13 shall survive any termination of this Agreement, whether for cause or not for cause.

14.    Integration; Amendment; Severability; and Headings.

(a)    This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.
(b)    In connection with the operation of this Agreement, the Fund and the Compliance Administrator may agree in writing from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Such interpretive or additional provisions made as provided in the proceeding sentence shall be deemed to be an amendment of this Agreement if executed in writing by both parties hereto.
(c)    In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.
(d)    The section headings and the use of defined terms in the singular or plural tenses in this Agreement are for the convenience of the parties and in no way alter, amend, limit or restrict the contractual obligations of the parties set forth in this Agreement.

15.    GOVERNING LAW AND JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY THE LAWS OF, THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW OF SUCH STATE. THE PARTIES HERETO IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS AND THE FEDERAL COURTS LOCATED IN THE CITY OF BOSTON.

16.    Notices. Notices and other writings delivered or mailed postage prepaid to the Fund at Bailard, Biehl & Kaiser Opportunity Fund Group, 950 Tower Lane, Suite 1900, Foster City, CA 94404-2131, Att: Chief Compliance Officer or to such other address as the Fund may have designated to the Compliance Administrator in writing, or to the Compliance Administrator at 50 Milk Street, Boston, MA 02109, Attention: Fund Administration Dept. Head, or to such other address as the Compliance Administrator may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

17.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Fund and the Compliance Administrator and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party.
18.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and which collectively shall be deemed to constitute only one instrument. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties.

19.    Exclusivity. The Services furnished by the Compliance Administrator hereunder are not to be deemed exclusive, and the Compliance Administrator shall be free to furnish similar services to others.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

BROWN BROTHERS HARRIMAN & CO.    Bailard, Biehl & Kaiser Opportunity Fund
Group, Inc.

By: /s/ Timothy J. Connelly            By: /s/ Barbara V. Bailey
Name:    Timothy J. Connelly            Name: Barbara V. Bailey
Title: Partner                    Title:     Treasurer
7/12/04EXHIBIT A

Exhibit (h)(5)

Description of Services

The Compliance Administrator shall perform the following Services to assist the Fund in administering its compliance program as required by Rule 38a-1:

•	Review the Fund’s current compliance program in light of the requirements of Rule 38a-1
•	Recommend written policies and procedures required by Rule 38a-1
•	Periodically assess the Fund’s compliance program in light of regulatory and/or known industry changes and recommend changes as appropriate
•	Assist Fund in overseeing its investment adviser, principal underwriter, administrator and transfer agent including reviewing each service provider’s compliance program and making recommendations as appropriate to the Fund’s Chief Compliance Officer
•	Provide periodic testing and monitoring of the following policies and procedures:
o	Portfolio compliance testing with respect to the Fund’s investment objectives, policies and restrictions, IRC subchapter M diversification and 1940 Act requirements and other portfolio investment tests and restrictions as agreed upon by the parties
o	Other testing and monitoring functions as agreed upon by the parties
•	Periodic Board reporting assistance as agreed upon by the parties
•	Assistance with the annual review and reporting requirements of Rule 38a-1 as agreed upon by the parties

Exhibit (h)(5)

EXHIBIT A-1

Compliance Services

The Compliance Administrator will assist the Fund’s investment adviser, at the investment adviser’s request, in monitoring and developing compliance procedures for the Fund which will include, among other matters, procedures to assist such investment adviser in monitoring compliance with the Fund's investment objectives, policies and restrictions, tax matters and applicable laws and regulations and performing certain periodic compliance tests, to the extent relevant information is available to the Compliance Administrator in the performance of its functions as the Fund's net asset value calculation agent. The Compliance Administrator will provide the Fund’s investment adviser a detailed schedule listing the compliance tests being run by the Compliance Administrator and will notify such investment adviser as soon as practicable of any potential compliance warnings or violations that result from the compliance testing. The Compliance Administrator will provide the Fund’s investment adviser with a compliance summary report monthly.

Exhibit (h)(5)

EXHIBIT B

Authorized Information Sources

Of the Fund:
1.    Chief Compliance Officer
2.    President, Peter M. Hill
3.    Treasurer, Barbara V. Bailey
4.    Secretary, Janis Horne

Of the Investment Adviser:
1.     Thomas E. Bailard
2.     Barbara V. Bailey
3.     Burnice E. Sparks
4.     Peter M. Hill
5.    Janis Horne

Of the Principal Underwriter:
1.     Burnice E. Sparks
2.     Barbara V. Bailey

Of the Transfer Agent:
1.     Lisa Weymouth
2.     Jeff Lallemand